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                                                                  Exhibit (a)(7)


NEWS RELEASE

FROM:    L.B. STUAFFER, SR. VP
         NICHOLAS PATRUNO, INVESTOR RELATIONS
         PORTER, LEVAY & ROSE, INC.
         (212) 564-4700

COMPANY  GEORGE ROBERTS, CFO
CONTACT: (508) 347-2261

                                                           FOR IMMEDIATE RELEASE

SPECTRAN FILES AMENDMENT TO SCHEDULE 14D-9

         STURBRIDGE, MA, AUGUST 17, 1999 - SpecTran Corporation (NASDAQ; NM:SPTR), which develops, manufactures and markets glass optical fibers and value-added fiber optic products, today filed an amendment to the Schedule 14D-9 Solicitation/Recommendation Statement that was filed by it with the Securities and Exchange Commission related to the tender offer by Lucent Technologies Inc. to purchase all of SpecTran's outstanding shares for $9.00 per share.

         The amendment to the Schedule 14D-9 contains the following information:

                  ITEM 4.  The Solicitation or Recommendation.
                  The response to Item 4(b), subtitled Background of the Offer; Reasons for the Recommendation, is hereby supplemented, by amending and restating paragraph (vii) under "Reasons for the Recommendation" as follows:

                  (vii) current financial market conditions, volatility and trading information with respect to the Shares of the Company and the historical prices for the Shares, including the fact that, although the proposed purchase price of $9 per Share is less than recent NASDAQ National Market Closing prices for the Shares, representing a discount of approximately 21.7% over the July 14, 1999 market price of $11.50 per Share and discounts of approximately 14.0% and 4.0% over the one and two months average closing prices of $10.46 and $9.37 per Share, respectively, the $9 per Share purchase price represents: a premium of approximately 10.2% over the three month average closing price of $8.17 per Share; a premium of approximately 38.2% over the six month average closing price of $6.51 per Share; a premium of approximately 40.2% over the average closing price since January 1, 1999; and a premium of approximately 56.6% over the one year average closing price of $5.75; and a determination that the

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                  proposed purchase price is fair even though it does not
                  include a premium over the closing price of Shares on the Nasdaq National Market on July 14, 1999 due to the following factors: (i) that the Company and its financial advisors solicited expressions of interest in a variety of transactions from 34 companies over more than six months and that such solicitation did not produce any offers that were superior to the Offer; (ii) that the Company's public announcement that it was exploring various financial alternatives including entering into strategic alliances did not produce any offers that were superior to the Offer; (iii) Lazard's opinion that the $9 in cash per Share to be paid to the stockholders of the Company pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view; and (iv) that the $11.50 closing price for the Shares on July 14, 1999 might not accurately reflect the value of the Company based upon the fact that the Shares had a relatively low average daily trading volume and were historically volatile, coupled with the likelihood that the July 14, 1999 closing price reflected, in part, market speculation regarding a possible takeover of the Company and would not be sustained if a transaction did not go forward.

         SpecTran Corporation develops, manufactures and markets glass optical fibers and value-added fiber optic products. For global communications markets, SpecTran manufactures standard fiber and cable as well as special performance fiber and cable. The company's application specific optical fiber and cable products also serve industrial, aerospace and medical markets worldwide. For additional information about SpecTran, visit the Company's web site at www.spectran.com.

NOTE: This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties that may cause results to differ materially from expectations, including, without limitation, the ability of the company to market and develop its products, general economic conditions and competitive conditions in markets served by the company. Forward-looking statements include, but are not limited to, global economic conditions, product demand, competitive products and pricing, manufacturing efficiencies, cost reductions, manufacturing capacity, facility expansions and new plant start-up costs, the rate of technology change, and other risks. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the
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inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.